UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):    August 20, 2013

TELOS CORPORATION
(Exact name of registrant as specified in charter)

Maryland	001-08443	52-0880974
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer ID No.)

19886 Ashburn Road, Ashburn, Virginia	20147-2358
(Address of principle executive offices)	(Zip Code)

(703) 724-3800
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Telos Corporation (“Telos”) files this Current Report to correct certain false and misleading statements concerning its 12% Cumulative Exchangeable Redeemable Preferred Stock (the “Public Preferred Stock”) that were made by Wynnefield Partners Small Cap Value, L.P. (“Wynnefield”) in a press release that was filed by Wynnefield and its affiliates in Amendment No. 11 (“Amendment”) to their Statement of Beneficial Ownership on Schedule 13D.

In its Amendment, Wynnefield incorrectly states that the redemption value of the Public Preferred Stock is approximately $150 million. As of December 31, 2012, as provided in Telos’ audited financial statements included in its Annual Report of Form 10-K for the fiscal year ended December 31, 2012, the redemption value of the Public Preferred Stock was approximately $112 million. As of June 30, 2013, the redemption value of the Public Preferred Stock was approximately $114 million, as disclosed in Telos’ most recent Quarterly Report on Form 10-Q for the period ended June 30, 2013.

Wynnefield further claims that Telos has engaged in “evasive and borderline unethical behavior” with regard to the Public Preferred Stock based upon Telos’ inability to redeem the stock, pay dividends on the stock or establish a sinking fund to redeem the stock. Wynnefield also refers to the holders of Public Preferred Stock as creditors. These claims are both false.

Since 1991, no dividends have been declared or paid on the Public Preferred Stock based upon restrictions in Telos’ Articles of Amendment and Restatement, limitations in the terms of the Public Preferred Stock, specific dividend payment restrictions in the credit facility entered into with Wells Fargo Capital Finance, LLC to which the Public Preferred Stock is subject, other senior obligations, and Maryland law limitations in existence prior to October 1, 2009. Telos was scheduled, but not required, to redeem the Public Preferred Stock in five annual tranches during the period 2005 through 2009. Due to its substantial senior obligations, limitations set forth in the covenants in the credit facility, foreseeable capital and operational requirements, and restrictions and prohibitions in its Articles of Amendment and Restatement, Telos was unable to meet the redemption schedule set forth in the terms of the Public Preferred Stock. Similar restrictions apply to prevent Telos from establishing a sinking fund to redeem the Public Preferred Stock.  Nevertheless, over the last several years Telos’ financial performance has allowed it to strengthen its balance sheet by paying off debt and paying down preferred stock obligations that are senior to the Public Preferred Stock.

As previously disclosed in Telos’ periodic reports, Telos and Wynnefield are currently involved in litigation in the Circuit Court for Baltimore City, Maryland. As early as November 29, 2006, in denying a motion filed by Wynnefield and its co-plaintiff, the Circuit Court held that “[i]t is evident from a review of the 1989 Registration Statement filed with the [Securities Exchange Commission], that plaintiffs have not been denied any rights as defined by the proxy statement and prospectus forming the terms of the public preferred stock.” Later, the Circuit Court further reinforced Telos’ observance and understanding of the limitations contained in the terms of the Public Preferred Stock in an April 15, 2008 memorandum opinion dismissing Wynnefield’s claims for breach of contract in their entirety. Finally, in dismissing claims available only to creditors, on June 6, 2007, the Circuit Court held that the Public Preferred Stock “possess[es] all the characteristics of equity interests as those interests are defined by the U.S. Supreme Court” and rejected a claim by Wynnefield that holders of the Public Preferred Stock were creditors of Telos.

Telos has devoted significant, although ultimately unsuccessful, effort to addressing the remaining issues in the litigation with Wynnefield and its co-plaintiff. Telos will continue to be available for sensible, productive discussions with all stockholders, including Wynnefield and other holders of the Public Preferred Stock.

The information included in this Current Report on Form 8-K under this Item 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by Telos under the Exchange Act or Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 20, 2013

TELOS CORPORATION

	By:	/s/ Michele Nakazawa
Michele Nakazawa
Chief Financial Officer